Exhibit 3.1

CERTIFICATE OF MERGER

OF

CHICAGO MERGER SUB, INC.

(a New York Corporation)

WITH AND INTO

COMPUTER TASK GROUP, INCORPORATED

(a New York Corporation)

Under Section 905 of the Business Corporation Law

December 13, 2023

Pursuant to Section 905 of the New York Business Corporation Law (the “NYBCL”), each of the undersigned hereby certify on behalf of the constituent corporations named herein, as follows:

1. The name of each constituent corporation is as follows:

(a) Chicago Merger Sub, Inc., a New York corporation (the “Merging Corporation”).

(b) Computer Task Group, Incorporated, a New York corporation.

2. The name of the surviving corporation is Computer Task Group, Incorporated, a New York corporation (the “Surviving Corporation”). The name under which the Surviving Corporation was formed is Marks-Baer, Inc.

3. The designation and number of outstanding shares of the Merging Corporation is 100 shares of common stock, par value $0.01 per share. The designation and number of outstanding shares of the Surviving Corporation is 44,225,008.56, par value $0.01 per share. The Merging Corporation owns 40,938,530 of the outstanding shares of common stock of the Surviving Corporation.

4. Each share of common stock of the Merging Corporation issued and outstanding immediately prior to the effective time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, each issued to the shareholders of the Merging Corporation on a pro rata basis upon surrender of any certificate therefore, with the same rights, powers and privileges as the shares of common stock so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

5. The certificate of incorporation of the Merging Corporation was filed by the Department of State of the State of New York (the “Department of State”) on August 3, 2023.

The certificate of incorporation of the Surviving Corporation was filed by the Department of State on March 11, 1966.

6. The merger was authorized with respect to the Merging Corporation in the following manner: An agreement and plan of merger was adopted by the unanimous written consent of the board of directors of the Merging Corporation on August 8, 2023. The board of directors submitted the agreement and plan of merger to the sole shareholder of the Merging Corporation, which adopted the agreement and plan of merger by written consent pursuant to Section 615 of the NYBCL on August 8, 2023.

7. The merger was authorized with respect to the Surviving Corporation in the following manner: A plan of merger was adopted by the board of directors of the Surviving Corporation at a meeting on August 8, 2023, by the unanimous vote of the board of directors. In accordance with Section 905 of the NYBCL, the merger does not require a vote of the shareholders of the Surviving Corporation.

8. The certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the effective date of the merger, shall be the certificate of incorporation of the Surviving Corporation upon the effective date of the merger, with the following amendments or changes to be effected by the merger:

(a) To change the purposes of the Surviving Corporation, Article 2 is amended to read in its entirety as follows:

“2. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law of the State of New York (the “NYBCL”); provided, however, that the Corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.”

(b) To change the city and county within the State of New York in which the office of the Surviving Corporation is to be located, Article 3 is amended to read in its entirety as follows:

“3. The office of the Corporation shall be located in the County of New York, State of New York.”

(c) To change the aggregate number and classes of shares which the Surviving Corporation has authority to issue pursuant to Article 4 from 152,500,000, consisting of (i) 150,000,000 shares of Common Stock, par value $.01 per share, and (ii) 2,500,000 shares of Preferred Stock, par value $.01 per share, Article 4 is amended to read in its entirety as follows:

“4. The aggregate number of shares which the Corporation shall have authority to issue is 1,000 common shares, par value $0.01 per share.”

(d) To change the address to which the Secretary of State shall send a copy of any process against the Surviving Corporation served upon it, Article 5 is amended to read in its entirety as follows:

“5. The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him or her is Cogency Global Incorporated, 122 East 42nd Street, 18th Floor, New York, NY 10168.”

(e) To change the limitations on liability of the directors of the Surviving Corporation, Article 6 is amended to read in its entirety as follows:

“6. No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, provided that nothing contained in this Article shall eliminate or limit the liability of any director if a judgment or final adjudication adverse to him establishes that his act or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL.”

(f) To provide the ability of the Surviving Corporation to indemnify its directors and officers, Article 7 is amended to read in its entirety as follows:

“7. The Corporation shall have the right to indemnify any and all directors and officers to the fullest extent of the NYBCL.”

(g) Article 8 (ability of directors to revise by-laws), Article 9 (voting threshold to amend certain provisions of the certificate of incorporation) and Article 10 (director liability) are deleted in their entirety.

9. The effective date of the merger is the date that this certificate of merger is filed by the Department of State.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and signed this certificate as of the date first written above.

CHICAGO MERGER SUB, INC.

By:	/s/ Stijn Bijnens
Name:	Stijn Bijnens
Title:	President

COMPUTER TASK GROUP, INCORPORATED

By:	/s/ John M. Laubacker
Name:	John M. Laubacker
Title:	Executive Vice President, Chief Financial Officer and Treasurer

CERTIFICATE OF MERGER

OF

CHICAGO MERGER SUB, INC.

(a New York Corporation)

WITH AND INTO

COMPUTER TASK GROUP, INCORPORATED

(a New York Corporation)

Under Section 905 of the Business Corporation Law

Department of State Identification Number: 196416

Filer’s Name and Mailing Address:

Tiffany Cinquemani

DLA Piper LLP (US)

1251 Avenue of the Americas

27th Floor

New York, New York 10020